Lake Shore Bancorp, Inc. Reports Second Quarter 2016 Earnings and Declares Dividend

DUNKIRK, N.Y.—July 28, 2016-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced second quarter 2016 net income of $664,000, or $0.11 per diluted share, compared to net income of $699,000, or $0.12 per diluted share, for the second quarter 2015.  The decrease in net income reflected increased non-interest expense and income tax expense, partially offset by increases in net interest income and non-interest income and a decrease in provision for loan losses. The Company earned net income of $2.6 million, or $0.44 per diluted share, for the six months ended June 30, 2016, compared to net income of $1.3 million, or $0.21 per diluted share for the same period in 2015.  The 2016 year-to-date net income included a $1.1 million after-tax gain on the sale of securities.

2016 Second Quarter and Six-Month Highlights:

•	Annualized commercial loan growth of $42.2 million, or 40.4%, from December 31, 2015;
•	Core (non-time) deposits grew by $14.8 million, or 7.0%, from December 31, 2015;
•	Net interest margin of 3.41% for second quarter 2016, up 12 basis points from second quarter 2015 and down 2 basis points from first quarter 2016; and
•	Interest expense in second quarter 2016 declined 20.4% compared to second quarter 2015, reflecting the Bank’s ongoing focus on core deposit growth.

“Lake Shore’s 2016 second quarter and year-to-date results were positive due to our continued strategic growth in the commercial loan and core deposit portfolios,” said Daniel P. Reininga, President and Chief Executive Officer. “We continue to develop relationships with small business and commercial customers to finance projects that are contributing to the surge of economic growth throughout our local communities.  The growth in commercial loans has decreased the Bank’s interest rate risk and better positioned the Bank for future increases in interest rates.  Growth in core deposits continues to evolve, resulting in lower interest expense and an improved net interest margin.  As part of our 125th anniversary celebration, we introduced exciting new checking products featuring non-traditional benefits, such as proximity couponing via customized mobile device app, merchant discount offers, cell phone protection and roadside assistance.  Not only do these contemporary checking products provide additional value-added services to customers, they allow us to partner with local merchants for “shop local” initiatives and provide us with a unique opportunity to expand market share. Through our dedicated community bank focus, we will continue to offer quality products enhanced with technological conveniences, and personalized service, to drive growth in the asset size and value of our Company.”

Second quarter 2016 net interest income of $3.8 million increased $85,000, or 2.3%, compared to the 2015 second quarter.  The improvement in net interest income was attributed to lower interest expense, partially offset by a decrease in interest income. Interest expense for second quarter 2016 was $570,000, a decrease of $146,000, or 20.4%, from $716,000 in second quarter 2015, primarily as a result of a $22.5 million reduction in average time deposits, along with a 13 basis points decline in the average cost of interest-bearing liabilities when compared to the 2015 second quarter. Second quarter 2016 interest income of $4.4 million, decreased $61,000, or 1.4%, compared to the prior year quarter, primarily as a result of a $36.3 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $14.6 million increase in the average balance of loans.

For the six months ended June 30, 2016, net interest income of $7.6 million increased $249,000, or 3.4%, compared to the prior year period.  The increase was attributed to lower interest expense, partially offset by a decrease in interest income. Interest expense for the six months ended June 30, 2016 was $1.2 million, a decrease of $345,000, or 23.0%, from $1.5 million for the six months ended June 30, 2015, primarily due to a $22.3 million reduction in average time deposits, along with a 16 basis points decline in the average cost of interest-bearing liabilities when compared to the prior year period. For the six months ended June 30, 2016, interest income of $8.7 million decreased $96,000, or 1.1%, compared to the prior year six month period, primarily as a result of a $31.4 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $15.8 million increase in the average balance of loans and a 3 basis points increase in the average yield on interest-earning assets.

The ratio of average interest-earning assets to average interest-bearing liabilities was 128.96% for second quarter 2016, up from 124.24% for second quarter 2015. Average interest-earning assets for second quarter 2016 were $442.7 million, a decrease of $6.3 million compared to second quarter 2015. The decrease reflected a decline in the average balance of the Bank’s securities portfolio, offset by an increase in average loans outstanding.  Average interest-bearing liabilities for second quarter 2016 were $343.3 million, a decrease of $18.1 million compared to second quarter 2015, primarily as a result of the Bank’s planned run off of higher-cost time deposits.

The ratio of average interest-earning assets to average interest-bearing liabilities for the six months ended June 30, 2016 was 128.13% as compared to 123.60% for the same period in 2015. Average interest-earning assets for the six months ended June 30, 2016 were $441.6 million, a decrease of $8.0 million compared to the six months ended June 30, 2015, primarily due to a reduction in the average balance of the Bank’s securities portfolio, partially offset by an increase in average loans. Average interest-bearing liabilities for the six months ended June 30, 2016 were $344.6 million, a decrease of $19.2 million compared to the six months ended June 30, 2015, primarily as a result of the Bank’s planned run off of higher-cost time deposits.

Second quarter 2016 non-interest income increased by $56,000, or 10.2%, to $603,000 compared to $547,000 for the prior year second quarter. Service charges and fees increased during the second quarter of 2016 by $32,000, or 8.0%, to $431,000 when compared to the second quarter of 2015. Additionally, the net gain on sale of loans increased during the second quarter of 2016 by $25,000, or 119.1%, to $46,000 when compared to the second quarter of 2015.

For the six months ended June 30, 2016, non-interest income increased by $1.7 million, or 160.2%, to $2.8 million compared to $1.1 million for the six months ended June 30, 2015. The increase was primarily due to a $1.6 million ($1.1 million after tax) realized gain on the sale of securities. Additionally, service charges and fees increased during the six months ended June 30, 2016 by $87,000, or 11.2%, to $865,000 when compared to the six months ended June 30, 2015.

Non-interest expense was $3.5 million for second quarter 2016, an increase of $229,000, or 7.0%, compared to second quarter 2015. The current year second quarter had higher expenses for salary and benefits, occupancy and equipment, data processing and advertising.

Non-interest expense was $6.9 million for the six months ended June 30, 2016, an increase of $324,000, or 4.9%, compared to the six months ended June 30, 2015. Higher salary and benefit costs, advertising, professional services expenditures, data processing, occupancy and equipment and other costs for the six months ended June 30, 2016 were partially offset by lower FDIC insurance and postage and supplies expenses when compared to the six months ended June 30, 2015.

The provision for loan losses for second quarter 2016 was $55,000, a $130,000 decrease as compared to second quarter 2015. The decrease in the current quarter provision was primarily related to higher provisions recorded on impaired commercial loans during the 2015 second quarter and a decrease in classified loans during the 2016 second quarter.

The provision for loan losses for the six months ended June 30, 2016 was $185,000, a $25,000 decrease as compared to the six months ended June 30, 2015. The decrease in the current period provision was primarily related to higher provisions recorded on impaired commercial loans during the six months ended June 30, 2015 and a decrease in classified loans during the six months ended June 30, 2016.

Non-performing loans as a percent of total loans at June 30, 2016 were 1.39%, an 18 basis points decrease from 1.57% at December 31, 2015, primarily as a result of a decrease in non-performing one- to four-family residential real estate loans and an increase in total loans during the first six months of 2016. The Company’s allowance for loan losses as a percent of total loans was 0.65% on June 30, 2016 and 0.68% at December 31, 2015.

Total assets at June 30, 2016 were $480.0 million, compared to $473.4 million on December 31, 2015. Loans receivable, net at June 30, 2016 were $315.2 million, an $18.1 million, or 6.1%, increase as compared to $297.1 million at December 31, 2015. The increase in total loans was primarily due to an increase in commercial real estate and commercial loans. Total deposits at June 30, 2016 were $374.8 million, an increase of $5.7 million, or 1.5%, compared with $369.2 million on December 31, 2015. The increase in deposits was primarily due to an increase in core deposit accounts. Core deposits at June 30, 2016 were $225.4 million, an increase of $14.8 million, or 7.0%, from December 31, 2015. Stockholders’ equity at June 30, 2016 was $77.0 million, an increase of $3.1  million, or 4.3%, compared with $73.9 million on December 31, 2015.

Dividend Declared

The Company’s Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock on July 27, 2016, payable on August 22, 2016, to shareholders of record as of August 11, 2016. Lake Shore, MHC (the “MHC”), which holds 3,636,875, or 59.9%, of the Company’s total outstanding stock, has elected to not waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $13.36 on July 26, 2016, which implied a dividend yield for the Company’s common stock of 2.10%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2016	2015
	(Unaudited)
	(Dollars in thousands)

Total assets	$479,980	$473,385
Cash and cash equivalents	41,198	34,227
Securities available for sale	95,021	113,213
Loans receivable, net	315,218	297,101
Deposits	374,844	369,155
Long-term debt	18,950	21,150
Stockholders’ equity	77,045	73,876

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,347	$4,408	$8,711	$8,807
Interest expense	570	716	1,157	1,502
Net interest income	3,777	3,692	7,554	7,305
Provision for loan losses	55	185	185	210
Net interest income after provision for loan losses	3,722	3,507	7,369	7,095
Total non-interest income	603	547	2,813	1,081
Total non-interest expense	3,491	3,262	6,893	6,569
Income before income taxes	834	792	3,289	1,607
Income tax expense	170	93	671	339
Net income	$664	$699	$2,618	$1,268
Basic earnings per share	$0.11	$0.12	$0.44	$0.22
Diluted earnings per share	$0.11	$0.12	$0.44	$0.21
Dividends declared per share	$0.07	$0.07	$0.14	$0.14

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)

Return on average assets	0.56%	0.58%	1.10%	0.52%
Return on average equity	3.47%	3.84%	6.90%	3.49%
Average interest-earning assets to average interest-bearing liabilities	128.96%	124.24%	128.13%	123.60%
Interest rate spread	3.27%	3.14%	3.28%	3.09%
Net interest margin	3.41%	3.29%	3.42%	3.25%

	June 30,	December 31,
	2016	2015
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.39%	1.57%
Non-performing assets as a percent of total assets	1.07%	1.14%
Allowance for loan losses as a percent of total net loans	0.65%	0.67%
Allowance for loan losses as a percent of non-performing loans	47.02%	42.52%